Sungold Appoints Paul Coulter Vice President Administration

Company Retains The Web Gaming Consultants of Dublin, Ireland to Assist in the Expansion of Horsepower® Internationally.

Toronto, Ontario: July 21, 2005, - Sungold International Holdings Corp.(“Sungold”) (OTCBB: SGIHF, Frankfurt: WKN 608164, Berlin) today announced that the Board of Directors has appointed Paul T. Coulter as Vice President Administration for Sungold International Holdings Corp. Mr. Coulter brings with him over 30 years of management experience as the owner of one of Canada’s largest and most successful companies in the property tax consulting field. Three years ago Mr. Coulter merged his company with a competitor to form Derbyshire Viceroy Consultants Ltd., where he was a major shareholder and Executive Vice President. Most recently, Derbyshire Viceroy merged with the Altus Group, and in May the company went public through an IPO and is currently trading on the Toronto stock exchange TSX:T.AIF.UN At this time Mr. Coulter elected to retire and join Sungold®.

In addition to his management expertise, Mr. Coulter has an intimate knowledge of, and a personal interest in the horse racing industry. Over the past ten years, he has been involved in both the racing and breeding of thoroughbred horses. Mr. Coulter has a proven track record of excellence in organizing, developing administrative systems, and recruiting and managing personnel. Together with his negotiating skills, Mr. Coulter will be a valuable asset to Sungold® in his responsibilities of managing the Company’s internal administrative systems, and assisting in Sungold’s marketing program.

“We are pleased to have Paul join our management team and with this appointment we complete the critical infrastructure to the company’s planned management reorganization,” stated Don Harris Chairman of the Board.

The Company concurrently announced the completion of an agreement with The Web Gaming Consultants of Dublin Ireland, to represent the company as our Agent in the areas of Ireland, the United Kingdom, France, South Africa, and Israel. The Web Gaming Consultants, whose principals are Alan Weinrib, and Brian Fogarty, will be responsible for marketing the Horsepower® World Pool Virtual Horseracing game to licensed pari-mutuel tracks, and off-track betting locations in the afore mentioned geographical areas.

The Web Gaming Consultants will be responsible for arranging the necessary legislative or legal approvals in each of these areas as well. The Web Gaming Consultants have advised that just in Ireland and the United Kingdom alone, there are approximately 55 race tracks, being a combination of both dog and horse tracks, and there are also in excess of 500 off-track betting locations.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: The statements in this press release that relate to the Company's expectations with regard to future impact on the Company's results from new products in development are forward looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Such information may contain statements that involve risk and uncertainties and are subject to change, at any time, the Company's results may differ materially from expected results. Information on the factors which could affect the Company's operations or financial results are included in the Company's reports on file with Canadian securities regulatory authorities and the United States Securities and Exchange Commission.

For information please contact Investor Relations:

Cynthia DeMonte
Cynthia DeMonte Associates Ltd.
575 Madison Avenue - Suite 1006
New York, NY 10022
212-605-0525
cdemonte@aol.com